EXHIBIT 4.7

SIXTH SUPPLEMENTAL INDENTURE

SIXTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 23, 2009, among Jarden Corporation, a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, N.A. (successor to The Bank of New York Mellon), as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee the Base Indenture, dated as of February 13, 2007, by and between the Company, the Guarantors named herein and the Trustee, as supplemented by the First Supplemental Indenture, dated as of February 13, 2007, as further supplemented by the Second Supplemental Indenture, dated as of February 14, 2007, as further supplemented by the Third Supplemental Indenture, dated as of May 11, 2007, as further supplemented by the Fourth Supplemental Indenture, dated as of July 6, 2007, and as further supplemented by the Fifth Supplemental Indenture, dated as of December 7, 2007 (collectively, as further amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of the Company’s 7 1/2% Senior Subordinated Notes due 2017 (the “Notes”);

WHEREAS, it had been the intention of the Company to conform the text of the Indenture to any provision of the “Description of Notes” contained in the final offering document relating to the original offering of the Notes, in this case the Jarden Prospectus Supplement dated February 7, 2007 to the Prospectus dated February 7, 2007, (collectively, the “Prospectus”), describing the issuance of the Notes;

WHEREAS, the Prospectus contains the following statement in the subsection entitled “Limitation on Restricted Payments” in the “Description of Notes” section, “the aggregate amount of Restricted Payments (including such proposed Restricted Payments) made subsequent to April 24, 2002 (other than Restricted Payments made pursuant to clauses (2), (3), (4), (5), (6), (7), (8) and (11) of the following paragraph) is less than the sum of, without duplication, of:” and it had been the intention of the Company, the Guarantors and the Trustee to conform this text to and retain the meaning of this statement in the corresponding section of the Indenture;

WHEREAS, the Indenture in Section 4.07(a)(iii) contains the following statement, “the aggregate amount of Restricted Payments (including such proposed Restricted Payments) made subsequent to April 24, 2002 (other than Restricted Payments made pursuant to clauses (2), (3), (4), (5), (6), (7), (8) and (11) of Section 4.07(b) shall exceed the sum of, without duplication:”;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company, the Guarantors and the Trustee may amend or supplement the Indenture to conform the text of the Indenture to any provision of the “Description of Notes” contained in the final offering document relating to the original offering of the Notes to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision in the Indenture, such as the case herein and, therefore, the Company, the Guarantors and the Trustee are authorized pursuant to Section 9.01 of the Indenture to execute and deliver this Supplemental Indenture;

WHEREAS, the purpose of the covenant is to limit, except for permitted exceptions, the aggregate amount of restricted payments permitted to be made by the Company, and not to impose a minimum on the amount of any restricted payment;

WHEREAS, the statement containing language “shall exceed the sum of” regarding restricted payments in Section 4.07(a)(iii) of the Indenture essentially allows restricted payments to be made by the Company so long as restricted payments exceed a threshold, thereby creating a defect in the Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company, the Guarantors and the Trustee may amend or supplement the Indenture to cure any ambiguity, defect or inconsistency and, therefore, the Company, the Guarantors and the Trustee are authorized pursuant to Section 9.01 of the Indenture to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meaning assigned to them in the Indenture.

2. SECTION 4.07(a)(iii) OF INDENTURE. Section 4.07(a)(iii) is hereby amended by deleting the text “shall exceed” appearing after the text “(other than Restricted Payments made pursuant to clause (2), (3), (4), (5), (6), (7), (8) and (11) of Section 4.07(b)” and before the text “the sum of” of said section and inserting the text “) is less than” in lieu thereof.

3. Except to the extent amended hereby, the Indenture shall remain in full force and effect.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

THE COMPANY:

JARDEN CORPORATION

By:	/s/ John E. Capps
	Name:	John E. Capps
	Title:	Senior Vice President, General Counsel and Secretary

THE TRUSTEE:

WELLS FARGO BANK, N.A.

By:	/s/ Martin Reed
	Name:	Martin Reed
	Title:	Vice President

THE GUARANTORS:

ALLTRISTA PLASTICS LLC
AMERICAN HOUSEHOLD, INC.
AUSTRALIAN COLEMAN, INC.
BICYCLE HOLDING, INC.
BRK BRANDS, INC.
CC OUTLET, INC.
COLEMAN INTERNATIONAL HOLDINGS, LLC
COLEMAN WORLDWIDE CORPORATION
FIRST ALERT, INC.
HEARTHMARK, LLC
HOLMES MOTOR CORPORATION
JARDEN ACQUISITION I, LLC
JARDEN ZINC PRODUCTS, LLC
JT SPORTS LLC
K-2 CORPORATION
K2 INC.
KANSAS ACQUISITION CORP.
L.A. SERVICES, INC.
LASER ACQUISITION CORP.
LEHIGH CONSUMER PRODUCTS LLC
LOEW-CORNELL, LLC
MARKER VOLKL USA, INC.
MARMOT MOUNTAIN, LLC
MIKEN SPORTS, LLC
NIPPON COLEMAN, INC.
OUTDOOR TECHNOLOGIES CORPORATION
PENN FISHING TACKLE MFG. CO.
PURE FISHING, INC.
QUOIN, LLC
RAWLINGS SPORTING GOODS COMPANY, INC.
SEA STRIKER, LLC
SHAKESPEARE COMPANY, LLC
SHAKESPEARE CONDUCTIVE FIBERS, LLC
SI II, INC.
SITCA CORPORATION
SUNBEAM AMERICAS HOLDINGS, LLC
SUNBEAM PRODUCTS, INC.
THE COLEMAN COMPANY, INC.
THE UNITED STATES PLAYING CARD COMPANY
USPC HOLDING, INC.

By:	/s/ John E. Capps
	Name:	John E. Capps
	Title:	Vice President